Exhibit 5.1

May 17, 2018

Axon Enterprise, Inc.
17800 North 85th Street
Scottsdale, Arizona 85255

Re:    Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-224918) (as amended or supplemented, the “Registration Statement”) filed on May 14, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Axon Enterprise, Inc., a Delaware corporation (the “Company”) of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement became effective under the Securities Act upon filing on May 14, 2018. Reference is made to our opinion letter dated May 14, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 17, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act.

The Prospectus Supplement relates to the offering and sale (i) by the Company of 4,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), covered by the Registration Statement (the “Company Shares”) and (ii) by the selling stockholder listed in the Prospectus Supplement of 300,000 Shares (the “Selling Stockholder Shares”). The Company Shares and Selling Stockholder Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company, the selling stockholder and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non‑assessable.

Axon Enterprise, Inc.
May 17, 2018

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP